Exhibit 99.1

McAfee, Inc. Reports 27 Percent Growth on Record Revenue of $410 Million for the Third Quarter 2008

SANTA CLARA, Calif.--(BUSINESS WIRE)--October 30, 2008--McAfee, Inc. (NYSE:MFE) today reported financial results for the third quarter ended September 30, 2008.

“McAfee’s third quarter results validate that our focus on security market leadership continues to drive financial performance,” said Dave DeWalt, McAfee’s chief executive officer and president. “We achieved double-digit, year-over-year revenue growth across our five geographic markets and both corporate and consumer segments. Global enterprises continue to standardize their security with McAfee. Partners, corporations, governments and consumers see compelling value in McAfee's solutions, which provide enhanced protection in a rising threat environment, increased manageability and improved return on investment.”

“We continued to see robust demand across our portfolio of security solutions. In particular, McAfee Network Security Platform, formerly known as IntruShield, grew sales more than 100 percent over last year’s third quarter,” added DeWalt. “The planned acquisition of Secure Computing, expected to close in this quarter, should extend the success of our Total Protection strategy through best-of-breed technology suites featuring intrusion prevention, firewall, Web security, data protection, network access control and e-mail security capabilities. The planned acquisition further underscores our commitment to providing customers with critical protection that interlocks the endpoint and network, and we expect it to strengthen McAfee's leadership position in security risk management.”

Third Quarter Financial Highlights and Operational Metrics:

$ in Millions, except per share and % data	Q3 2008	Q3 2007	% Change
Total Net Revenue	$409.7	$322.0	27%

GAAP Operating Income	$49.4	$46.6	6%
GAAP Net Income	$48.8	$63.4	(23)%
GAAP Net Income Per Share (Diluted)	$0.31	$0.39	(18)%

Non-GAAP Operating Income[a]	$95.8	$79.3	21%
Non-GAAP Net Income[a]	$82.2	$72.4	14%
Non-GAAP Net Income Per Share[a] (Diluted)	$0.53	$0.44	21%

Deferred Revenue	$1,056.7	$954.9	11%
Cash & Marketable Securities	$1,003.0	$1,543.9	(35)%

a A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.

Third Quarter 2008 Operating Summary:

  Revenue grew 27 percent to $410 million, compared with the same period last year
  $410 million is another record revenue quarter for McAfee
  This is the eleventh consecutive quarter of double-digit, year-over-year revenue growth
  Non-GAAP net income of $0.53 per share on a diluted basis is a quarterly record for McAfee
  GAAP net income was $0.31 per share on a diluted basis

Corporate Business:

  Revenue grew 33 percent to $247 million in the third quarter of 2008, compared with the same period last year
  $247 million is record quarterly revenue for McAfee’s corporate business
  Growth during the quarter was driven by McAfee Total Protection Endpoint for Enterprise, Data Protection and McAfee’s Network Security Platform, formerly known as IntruShield
  In the third quarter of 2008, McAfee closed 340 deals over $100,000, including 52 deals over $500,000 and 28 deals over $1 million. Twenty-eight deals over $1 million during a quarter is a record for the company.

Consumer Business:

  Revenue grew 20 percent to $163 million in the third quarter of 2008, compared with the same period last year
  The consumer business has achieved double-digit, year-over-year revenue growth 14 of the last 15 quarters
  In the third quarter of 2008, McAfee signed or extended 18 agreements and launched 55 new or enhanced online partnerships

North America:

  Revenue grew 32 percent to $219 million in the third quarter of 2008, compared with the same period last year
  North American revenue accounted for 53 percent of total revenue for the third quarter of 2008, compared with 51 percent of total revenue for the third quarter of 2007

International:

  Revenue grew 22 percent to $191 million in the third quarter of 2008, compared with the same period last year
  McAfee had double-digit, year-over-year revenue growth across all geographies in the third quarter of 2008
  Compared with the third quarter of 2007, revenue from Europe, the Middle East and Africa grew by 24 percent, Asia Pacific grew by 16 percent, Japan grew by 10 percent and Latin America grew by 42 percent
  International revenue accounted for 47 percent of total revenue for the third quarter of 2008, compared with 49 percent of total revenue for the third quarter of 2007

Key Announcements:

  McAfee announced plans to acquire Secure Computing, a leading provider of network security, and completed the acquisition of Reconnex, a leading data loss prevention company
  McAfee announced that it is teaming with industry leaders HP ProCurve, Intel Corporation and VMware Inc. The relationships are designed to deliver best-in-class security for HP ProCurve networking products, Intel business PC platforms and the VMware platform.
  McAfee announced several new products, including its 2009 consumer security suites, McAfee Unified Secure Access for network access control, Total Protection for Virtualization and Total Protection for Secure Business for small and medium sized businesses
  McAfee announced it is extending its “in the cloud” computing technology with the introduction of McAfee Active Protection for the consumer and McAfee Artemis for the enterprise. This is the industry’s first technology to shield computer users against attacks as they happen without requiring a traditional scheduled update.
  McAfee held its first ever user conference, FOCUS 08 at the MGM Grand in Las Vegas, which was attended by more than 1,200 people from 47 countries. Customer and partner feedback on the event was extremely positive, reflecting the critical role security is playing in the enterprise, as well as McAfee’s leadership position in the industry.
  Gartner, Inc. has placed the company in the leader’s quadrant in its “Magic Quadrant for Mobile Data Protection,” as published on September 23, 2008
  McAfee added a total of 14 new partners to its McAfee Security Innovation Alliance (SIA) technology partner program, including Alcatel-Lucent, ArcSight and CommVault, bringing the total partners to 34

Balance Sheet and Cash Flow Summary:

At September 30, 2008, the company reported cash and marketable securities of $1.003 billion, compared with $1.131 billion at the end of the second quarter of 2008. The change includes payments for the company’s repurchase of approximately 4.0 million shares of its common stock for $132 million under the company’s stock repurchase program and $48 million for acquisitions during the third quarter of 2008. This outflow was offset by $87 million of operating cash flow and $30 million of proceeds from the exercise of stock options. The totals for the third quarter of 2008 do not reflect the expected expenditure of cash that will be required to complete the acquisition of Secure Computing.

As noted above, during the third quarter of 2008, the company generated approximately $87 million in cash flow from operations. Operating cash flow used during the quarter included a $16 million increased investment year-over-year in partnerships we entered into this year and payment of $25 million for a litigation settlement. Days sales outstanding were 46 days, up from 44 days in the third quarter of 2007.

Deferred revenue was $1.057 billion at the end of the third quarter of 2008, an 11 percent increase over the September 30, 2007 balance. Seventy-eight percent of revenue during the third quarter of 2008 came from prior period deferred revenue.

Secure Computing Acquisition Update:

On September 22, 2008, McAfee announced that it had signed a definitive agreement to acquire Secure Computing. McAfee currently estimates that the transaction will close in the fourth quarter of 2008. On October 15, 2008, McAfee received notification that the United States Department of Justice and Federal Trade Commission had granted early termination of the Hart-Scott-Rodino waiting period for the proposed acquisition. The closing of the acquisition remains subject to adoption of the merger agreement by the Secure Computing stockholders and satisfaction of other customary regulatory and closing conditions. All forward looking statements contained in this release are for McAfee’s business on a standalone basis, and do not take into account the potential impact on McAfee of the Secure Computing acquisition, unless specifically stated otherwise.

Financial Outlook:

McAfee expects net revenue in the fourth quarter of 2008 of $400 million to $420 million.

The company expects fourth quarter 2008 GAAP net income of $0.54 to $0.60 per share and non-GAAP net income of $0.50 to $0.56 per share on a diluted basis.

This guidance reflects an assumed 25 percent GAAP tax rate benefit and a 27 percent non-GAAP tax rate expense for the fourth quarter of 2008. The GAAP tax rate benefit reflects the impact of receiving administrative relief in October 2008 for incremental taxes previously accrued related to certain acquisition integration activities. In addition, guidance does not reflect the future impact of the company’s stock repurchase program or the potential impact of the acquisition of Secure Computing that McAfee announced September 22, 2008. See the reconciliation of projected GAAP net income per share to projected non-GAAP net income per share attached to this press release.

Conference Call Information:

  The company will host a conference call today at 1:30 P.M. Pacific, 4:30 P.M. Eastern to discuss its quarterly results. Participants should call (800) 809-7467 (U.S. toll-free) or (706) 679-4671 (international). The passcode is 63898958.
  Attendees should dial in at least 15 minutes prior to the conference call
  A replay of the call will be available until November 13, by calling (800) 642-1687 (U.S. toll-free) or (706) 645-9291 (international)
  A Web cast of the call may also be found on the Internet through McAfee’s Investor Relations Web site at http://investor.mcafee.com

Disclosure Statements and Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to reporting financial results in accordance with GAAP, we also consider adjusted gross profit, operating income and net income, which we refer to as “non-GAAP gross profit,” “non-GAAP operating income” and “non-GAAP net income.” In calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income, management excludes certain items to facilitate its review of the comparability of the company's operating performance on a period-to-period basis because such items are not, in management's review, related to the company's ongoing operating performance.

Non-GAAP gross profit excludes amortization of purchased technology and patents, non-cash stock-based compensation charges and stock-based compensation charges related to tender offer. Non-GAAP net income and non-GAAP operating income exclude amortization of purchased technology, patents and intangibles, non-cash stock-based compensation charges and stock-based compensation charges related to tender offer, acquisition related costs, loss (gain) on sale/disposal of assets and technology, restructuring (benefits) charges, SEC and compliance costs, legal settlement for a patent-related matter, acquired intangible asset expensed to research and development, impairment of marketable securities, provision for income taxes and certain other items. Management used a 27 percent non-GAAP effective tax rate to calculate non-GAAP net income in 2008 and 2007. Management believes that the 27 percent effective tax rate in each respective period is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the respective period end.

We present non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because we consider each to be an important supplemental measure of our performance. Management uses these non-GAAP financial measures to make operational and investment decisions, to evaluate the company’s performance, to forecast and to determine compensation. Further, management utilizes these performance measures for purposes of comparison with its business plan and individual operating budgets and allocation of resources. In addition, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

We further believe that these non-GAAP financial measures are useful to investors in providing greater transparency to the information used by management in its operational decision making. We believe that calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income also facilitates a comparison of McAfee’s underlying operating performance with that of other companies in our industry, which may from time to time use similar non-GAAP financial measures to supplement their GAAP results. However, non-GAAP gross profit, non-GAAP operating income and non-GAAP net income have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for GAAP gross profit, operating income and net income or any other performance measure determined in accordance with GAAP. In the future, we expect to continue to incur expenses similar to certain of the non-GAAP adjustments described above and exclusion of these items in the presentation of our non-GAAP financial measures should not be construed as an inference that all of these costs are unusual, infrequent or non-recurring. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as analytical tools. Some of the limitations in relying on non-GAAP net income are:

  Amortization of purchased technology, patents and intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.
  The company regularly engages in acquisition and integration activities as part of its ongoing business. Therefore, we expect to continue to experience acquisition and retention bonuses, in-process research and development charges and integration costs related to acquisition activity in future periods.
  The company’s income tax expense will ultimately be based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 27 percent rate assumed in our non-GAAP financial measures for 2008 and 2007.
  Other companies, including companies in our industry, may calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative tool.

In addition, many of the adjustments to our GAAP financial statements result in the exclusion of items that are recurring and will be reflected in the company’s financial results for the foreseeable future. The company compensates for these limitations by providing specific information regarding the GAAP amounts excluded from the non-GAAP financial measures. The company further compensates for the limitations of our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently. The company evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial measure.

Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our GAAP gross profit, operating income and net income. For more information, see the consolidated statements of income and the “Reconciliation of GAAP to Non-GAAP Financial Measures” contained in this press release.

Forward-Looking Statements:

This release contains forward-looking statements, which include those regarding the preliminary results for the quarter ended September 30, 2008, guidance on expected operating results for the fourth quarter of 2008, expectations regarding the pending acquisition of Secure Computing, including those regarding McAfee’s future plans for Secure Computing’s business, the expected closing date of the acquisition, expectations as to growth opportunities and other benefits from the acquisition and expected plans for the integration of Secure Computing’s products, McAfee’s positioning for continuing industry leadership and solid performance in the remainder of 2008, business strategy, business momentum, market position, relationships and opportunities, McAfee’s expectations regarding growth opportunities, the benefits of strategic relationships or partnerships, the benefits of McAfee’s security solutions and the industry shift to security suites. Actual results could vary, perhaps materially, and the expected results may not occur. In particular, actual results are subject to other risks, including that McAfee may not achieve its planned revenue realization rates or sales targets, succeed in its efforts to grow its business or combat effectively the security threats of the future, build upon its technology leadership, leverage its relationships and opportunities to the degree expected, or capture market share, notwithstanding related commitment or related investment. The company may not benefit from its acquisitions, strategic alliances or partnerships as anticipated, customers may not respond as favorably as anticipated to the company’s product or technical support offerings, the company’s product and service offerings may not continue to interoperate effectively with newly developed operating systems, the company may experience delays in product development or the release of previously announced products, the company may experience delayed or lost sales and revenue as a result of outages in integrated systems on which it is highly dependent, the company may not satisfactorily anticipate or meet its customers’ needs or expectations, or the industry shift to security suites may not be adopted to the extent anticipated. Actual results are also subject to a number of other factors, including customer and distributor demand fluctuations, currency fluctuations and macro and other economic conditions both in the United States and internationally including the current credit crisis and related global economic turmoil. The Company may experience further declines in the fair value of its investment securities or realize losses relating to other than temporary declines in its investment securities given the current credit crisis and related global economic turmoil. In addition, further risks may arise from governmental inquiries into our past stock option granting practices, including but not limited to, potential fines and penalties, and disruptions to our ongoing business and significant legal, litigation, accounting, tax and other expenses. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in McAfee’s filings with the SEC including its quarterly report on Form 10-Q for the period ended June 30, 2008. McAfee does not undertake to update any forward looking statements.

About McAfee, Inc.:

McAfee, Inc., headquartered in Santa Clara, California, is the world's largest dedicated security technology company. It delivers proactive and proven solutions and services that secure systems and networks around the world, allowing users to browse and shop the Web securely. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector and service providers by enabling them to comply with regulations, protect data, prevent disruptions, identify vulnerabilities and continuously monitor and improve their security. http://www.mcafee.com.

McAfee, SiteAdvisor, IntruShield and/or other noted McAfee related products contained herein are registered trademarks or trademarks of McAfee, Inc., and/or its affiliates in the U.S. and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. Any other non-McAfee related products, registered and/or unregistered trademarks contained herein are only by reference and are the sole property of their respective owners. © 2008 McAfee, Inc. All rights reserved.

McAFEE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (Preliminary and unaudited)

	September 30, 2008	December 31, 2007

Assets:
Cash and marketable securities	$1,003,034	$1,318,802
Restricted cash	570	571
Accounts receivable, net	209,103	232,056
Prepaid expenses, income taxes and other current assets	211,787	158,995
Property and equipment, net	99,539	94,670
Deferred taxes	575,404	577,530
Goodwill, intangibles and other long term assets, net	1,060,508	1,003,900
Total assets	$3,159,945	$3,386,524

Liabilities:
Accounts payable	$52,803	$45,858
Accrued liabilities	287,846	302,587
Deferred revenue	1,056,749	1,044,513
Accrued taxes and other long term liabilities	75,947	88,241
Total liabilities	1,473,345	1,481,199

Stockholders' Equity:
Common stock	1,801	1,732
Treasury stock	(818,841)	(303,270)
Additional paid-in capital	2,008,702	1,810,290
Accumulated other comprehensive income	4,060	32,498
Retained earnings	490,878	364,075
Total stockholders' equity	1,686,600	1,905,325
Total liabilities and stockholders' equity	$3,159,945	$3,386,524

McAFEE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (Preliminary and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net revenue	$409,679	$321,986	$1,176,078	$951,694

Cost of net revenue (1)	84,899	70,445	237,651	194,998
Amortization of purchased technology and patents	13,610	7,420	40,527	24,304

Gross profit	311,170	244,121	897,900	732,392

Operating costs:

Research and development (1)	64,113	53,900	184,316	159,384

Marketing and sales (1)	136,367	90,759	383,162	278,563

General and administrative (1)	51,720	38,049	140,939	124,703

Amortization of intangibles	5,502	2,959	16,478	9,197

Legal settlement	-	-	9,000	-

Acquisition related costs	1,122	855	4,449	5,515

SEC and compliance costs	293	10,885	1,935	25,085

Restructuring charges	2,675	109	532	3,158

Loss (gain) on sale/disposal of assets and technology	15	(35)	82	(24)

Total operating costs	261,807	197,481	740,893	605,581

Income from operations	49,363	46,640	157,007	126,811

Interest and other income, net	16,905	19,821	45,442	53,111
Impairment of marketable securities	(12,356)	-	(14,926)	-

Income before provision for income taxes	53,912	66,461	187,523	179,922

Provision for income taxes	5,104	3,060	60,720	25,127

Net income	$48,808	$63,401	$126,803	$154,795

Net income per share - basic	$0.32	$0.40	$0.81	$0.97
Net income per share - diluted	$0.31	$0.39	$0.79	$0.94

Shares used in per share calculation - basic	152,347	159,808	157,350	159,802
Shares used in per share calculation - diluted	155,006	164,513	160,590	163,871

(1) The Company accounts for stock compensation expense under SFAS 123R, “Share-Based Payment", which requires stock compensation expense to be recognized based on grant date fair value.

Cash and non-cash stock-based compensation charges are included as follows:
Cost of net revenue	$1,132	$610	$2,602	$2,565
Research and development	4,970	2,752	13,036	11,017
Marketing and sales	9,239	3,486	22,102	16,811
General and administrative	5,839	3,797	14,992	12,939
	$21,180	$10,645	$52,732	$43,332

McAFEE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (Preliminary and unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$126,803	$154,795
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,292	59,858
Impairment of marketable securities	14,926	-
Non-cash restructuring (benefits) charges	(3,465)	1,375
Discount amortization on marketable securities	(979)	(4,377)
Gain on sale of investments	(5,913)	(631)
Deferred income taxes	22,508	10,679
(Decrease) increase in fair value of options accounted for as liabilities	(5,483)	1,689
Non-cash stock-based compensation expense	52,513	41,218
Excess tax benefits from stock-based compensation	(17,167)	(12)
Other non-cash items	2,382	358
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	23,173	20,021
Prepaid expenses, prepaid taxes and other assets	(48,391)	(38,871)
Accounts payable	3,532	627
Accrued taxes and other liabilities	(23,373)	27,545
Deferred revenue	11,120	27,403
Net cash provided by operating activities	238,478	301,677

Cash flows from investing activities:
Purchase of marketable securities	(252,031)	(714,007)
Proceeds from sales of marketable securities	347,871	165,621
Proceeds from maturities of marketable securities	426,035	362,162
Acquisitions, net of cash acquired	(103,237)	-
Decrease in restricted cash	-	391
Purchase of patents	-	(9,300)
Purchase of property, equipment and leasehold improvements	(34,745)	(25,704)
Proceeds from the sale of assets and technology	-	4,105
Net cash provided by (used in) investing activities	383,893	(216,732)

Cash flows from financing activities:
Proceeds from issuance of common stock from option plans	117,307	-
Excess tax benefits from stock-based compensation	17,167	12
Repurchase of common stock	(515,571)	(196)
Principal payment on capital lease obligation	(869)	-
Net cash used in financing activities	(381,966)	(184)
Effect of exchange rate fluctuations on cash	(23,742)	25,951

Net increase in cash and cash equivalents	216,663	110,712
Cash and cash equivalents at beginning of period	394,158	389,627
Cash and cash equivalents at end of period	$610,821	$500,339

McAFEE, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (in thousands, except per share data) (Preliminary and unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2008	2007	2008	2007
Net revenue:
GAAP net revenue		$409,679	$321,986	$1,176,078	$951,694

Gross profit:
GAAP gross profit		$311,170	$244,121	$897,900	$732,392
Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer	(A)	1,132	614	2,623	2,484
Amortization of purchased technology and patents	(B)	13,610	7,420	40,527	24,304
Non-GAAP gross profit		$325,912	$252,155	$941,050	$759,180

Operating income:
GAAP operating income		$49,363	$46,640	$157,007	$126,811
Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer	(A)	21,180	10,721	53,114	41,218
Amortization of purchased technology and patents	(B)	13,610	7,420	40,527	24,304
Amortization of intangibles	(B)	5,502	2,959	16,478	9,197
Legal settlement	(C)	-	-	9,000	-
Acquisition related costs	(D)	1,122	855	4,449	5,515
Acquired intangible asset expensed to research and development	(E)	2,000	-	2,000	-
SEC and compliance costs	(F)	293	10,885	1,935	25,085
Restructuring charges	(G)	2,675	109	532	3,158
Loss(gain) on sale/disposal of assets and technology	(H)	15	(35)	82	(24)
Change in fair value of stock-based liability awards	(I)	-	(226)	(5,483)	1,689

Non-GAAP operating income		$95,760	$79,328	$279,641	$236,953

Net income:
GAAP net income		$48,808	$63,401	$126,803	$154,795
Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer	(A)	21,180	10,721	53,114	41,218
Amortization of purchased technology and patents	(B)	13,610	7,420	40,527	24,304
Amortization of intangibles	(B)	5,502	2,959	16,478	9,197
Legal settlement	(C)	-	-	9,000	-
Acquisition related costs	(D)	1,122	855	4,449	5,515
Acquired intangible asset expensed to research and development	(E)	2,000	-	2,000	-
SEC and compliance costs	(F)	293	10,885	1,935	25,085
Restructuring charges	(G)	2,675	109	532	3,158
Loss(gain) on sale/disposal of assets and technology	(H)	15	(35)	82	(24)
Change in fair value of stock-based liability awards	(I)	-	(226)	(5,483)	1,689
Impairment of marketable securities	(J)	12,356	-	14,926	-
Provision for income taxes	(K)	5,104	3,060	60,720	25,127

Non-GAAP income before provision for income taxes		112,665	99,149	325,083	290,064

Non-GAAP provision for income taxes	(L)	30,420	26,770	87,772	78,317
Non-GAAP net income		$82,245	$72,379	$237,311	$211,747

Net income per share - diluted: [1]
GAAP net income per share - diluted		$0.31	$0.39	$0.79	$0.94
Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer adjustment per share per share	(A)	0.14	0.07	0.33	0.25
Other adjustments per share	(B)-(L)	0.08	(0.01)	0.36	0.10

Non-GAAP net income per share - diluted [1]		$0.53	$0.44	$1.48	$1.29

Shares used to compute Non-GAAP net income per share - diluted		155,006	164,513	160,590	163,871

[1] Non-GAAP net income per share is computed independently for each period presented. The sum of GAAP net income per share and non-GAAP adjustments may not equal non-GAAP net income per share due to rounding differences.

This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures and the material limitations of these measures, see items (A) through (L).

Items (A) through (L) on the “Reconciliation of GAAP to Non-GAAP Financial Measures” table are listed to the right of certain categories under “Gross profit,” “Operating income,” “Net income” and “Net income per share - diluted” and correspond to the categories explained in further detail below under paragraphs (A) through (L).

While we currently do not believe a non-GAAP net revenue metric is meaningful, GAAP net revenue has been provided to enable an understanding of the relationships between GAAP net revenue and the GAAP and non-GAAP financial measures included in the table above. As an example, this facilitates non-GAAP expense to revenue analysis. The non-GAAP financial measures are non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per share - diluted, which adjust for the following items: non-cash stock-based compensation charges and stock-based compensation charges related to tender offer, amortization of purchased technology, patents and intangibles, acquisition related costs, legal settlement, acquired intangible asset expensed to research and development, SEC and compliance costs, loss(gain) on sale/disposal of assets and technology, restructuring charges, change in fair value of stock-based liability awards, impairment of marketable securities, income taxes and certain other items. We believe that the presentation of these non-GAAP financial measures is useful to investors, and such measures are used by our management, for the reasons associated with each of the adjusting items as described below:

(A)

Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer consist of non-cash charges relating to stock-based awards issued to employees and outside directors including stock options, restricted stock awards and units, restricted stock units with performance-based vesting and our Employee Stock Purchase Plan determined in accordance with SFAS 123R. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of non-cash stock-based compensation charges allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results. The amount in 2008 also includes stock-based compensation charges related to the tender offer.

(B)

Amortization of purchased technology, patents, and intangibles are non-cash charges that can be impacted by the timing and magnitude of our acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of other companies in its industry.

(C)

Legal settlement is a settlement related to a patent legal matter. The Company's management excludes this settlement when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes this amount when presenting non-GAAP financial measures.

(D)

Acquisition related costs include expenses associated with integration activities of acquisitions and acquisition retention bonuses and severance. These expenses vary significantly in size and amount and are disregarded by the Company's management when evaluating and predicting earnings trends because these charges are unique to specific acquisitions, and are therefore excluded by the Company when presenting non-GAAP financial measures.

(E)

Acquired intangible asset expensed to research and development is related to the purchase of an intangible asset, which, similar to in-process research and development costs, was expensed immediately. The Company's management excludes this cost when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes this cost when presenting non-GAAP financial measures. Further, the Company believes it is useful to investors to understand the specific impact of this cost on its operating results.

(F)

SEC and compliance costs are charges related to discrete and unusual events where the Company has incurred significant compliance costs and which, in the Company's view, are not incurred in the ordinary course of operations. Recent examples of such charges include costs related to the special committee investigation into the Company's past stock option granting practices which was completed in December 2007. The Company's management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures. Further, the Company believes it is useful to investors to understand the specific impact of these charges on its operating results.

(G)

Restructuring charges include excess facility and asset-related restructuring charges and severance costs resulting from reductions of personnel driven by modifications to the Company's business strategy, such as acquisitions or divestitures. These costs may vary in size based on the Company's restructuring plan. In addition, the Company's assumptions are continually evaluated, which may increase or reduce the charges in a specific period. The Company's management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures.

(H)

Loss(gain) on sale/disposal of assets and technology relate to the sale or disposal of assets of the Company. These losses or gains can vary significantly in size and amount. The Company's management excludes these losses or gains when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these items when presenting non-GAAP financial measures. In addition, in periods where the Company realizes gains or incurs losses on the sale of assets and/or technology, the Company believes it is useful to investors to highlight the specific impact of these charges on its operating results.

(I)

Change in fair value of stock-based liability awards constitutes the expense or benefit associated with the change in fair value of stock-based liability awards at the end of the each reporting period. The Company's management excludes these (benefits) costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these amounts when presenting non-GAAP financial measures.

(J)

Impairment of marketable securities constitutes the "other than temporary" decline in the fair value of the Company's available-for-sale securities. The Company's management excludes this loss when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes this loss when presenting non-GAAP financial measures.

(K)	Provision for income taxes is our GAAP provision that must be added back to GAAP net income to reconcile to non-GAAP income before taxes.

(L)

Non-GAAP provision for income taxes reflects a 27% non-GAAP effective tax rate used by the Company's management to calculate non-GAAP net income. Management believes that the 27% effective tax rate in each respective period is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the respective period end.

McAFEE, INC. AND SUBSIDIARIES PROJECTED GAAP REVENUE AND RECONCILIATION OF PROJECTED GAAP NET INCOME PER SHARE TO PROJECTED NON-GAAP NET INCOME PER SHARE (Preliminary and unaudited)

Q4 FY'08
Projected GAAP revenue range	$400M - $420M

Projected net income per share reconciliation:

Projected GAAP net income per share range - diluted	$0.54 - $0.60

Add back:
Projected non-cash stock-based compensation adjustment per share, net of tax (1)	$0.10 - $0.14
Projected other adjustments per share, net of tax (2)	$(0.14) - $(0.18)

Projected non-GAAP net income per share range - diluted[a]	$0.50 - $0.56

[a]	We believe that providing a forecast of the non-GAAP items set forth above is useful to investors, and such items are used by our management, for the reasons associated with each of the adjusting items as described below.

(1)

Non-cash stock-based compensation charges consist of non-cash charges relating to stock-based awards issued to employees and outside directors including stock options, restricted stock awards and units, restricted stock units with performance-based vesting and our Employee Stock Purchase Plan determined in accordance with SFAS 123R. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of non-cash stock-based compensation charges allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results.

(2)	Other adjustments include amortization of purchased technology, patents, and intangibles, SEC and compliance costs, restructuring charges, acquisition related costs, loss/gain on sale/disposal of assets and technology, income taxes and certain other items. We exclude these items because we believe they are not directly related to the operation of our business. A more detailed explanation of the reasons why we exclude these categories from our GAAP net income is contained in paragraphs (B) through (L) above under the table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

For Q4 FY'08, this guidance reflects a GAAP tax rate benefit of 25% and a non-GAAP tax rate expense of 27%. The GAAP tax rate benefit reflects the impact of receiving administrative relief in October 2008 for incremental taxes previously accrued related to certain acquisition integration activities.

McAFEE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED REVENUE BY PRODUCT GROUPS (in thousands) (Preliminary and unaudited)

	Three Months Ended September 30, 2008		Three Months Ended June 30, 2008		Three Months Ended March 31, 2008		Three Months Ended December 31, 2007		Three Months Ended September 30, 2007

McAfee Corporate	$246,713	60%	$239,998	60%	$216,411	59%	$215,295	60%	$185,690	58%

McAfee Consumer	162,966	40%	156,760	40%	153,230	41%	141,231	40%	136,296	42%

Total McAfee	$409,679	100%	$396,758	100%	$369,641	100%	$356,526	100%	$321,986	100%

CONTACT:
McAfee, Inc.
Investors:
Kelsey Doherty, 917-842-0334
kelsey_doherty@mcafee.com
Brandie Claborn, 972-987-2124
brandie_claborn@mcafee.com
Media:
Tracy Ross, 650-245-8466
tracy_ross@mcafee.com